UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 1, 2009

__________________________

CPC of America, Inc.
(Exact Name of Registrant as Specified in Its Charter)

__________________________

NEVADA	0-24053	11-3320709
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

5348 Vegas Drive, #89, Las Vegas, Nevada 89108
(Address of principal executive offices)

(702) 952-9650
 (Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐           Written communications pursuant to Rule 425 under the Securities Act
☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.03  Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year .

On July 1, 2009, CPC of America, Inc. (the “Company”) amended the terms of its Series E Preferred Stock by filing with the Nevada Secretary of State an amendment (“Amendment”) to the Certificate of Designations of the Series E Preferred Stock filed with the Nevada Secretary of State on March 17, 2008 and amended on June 15, 2009 (“Certificate of Designations”).  The Amendment was approved by the Board of Directors of the Company and the holders of a majority of the outstanding shares of Series E Preferred Stock.

The Amendment was filed for the purpose of reducing the conversion price of the Series E Preferred Stock from $3.92 per share to $2.75 per share. The practical effect of the amendment will be to increase the number of common shares to be issued to the holders of the Series E Preferred Stock upon conversion of the Series E Preferred Shares.  For example, upon the conversion of 10,000 shares of Series E Preferred Stock at the former conversion price of $3.92 per share, the holder would receive 15,306 common shares; whereas, upon the conversion of 10,000 shares of Series E Preferred Stock at the revised conversion price of $2.75 per share, the holder would receive 21,818 common shares.

The conversion price of $2.75 per share will apply to all conversions of the Series E Preferred Stock that take place subsequent to the date of the Amendment, including all conversions of the Series E Preferred Stock sold prior to the Amendment.

Item 9.01  Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
3.1	Amendment to the Certificate of Designations of the Series E Preferred Stock

SIGNATURES

In accordance with the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CPC of America, Inc.

Date: July 28, 2009	/s/ Rod A Shipman
Rod A. Shipman,
President and Chief Executive Officer